Exhibit 23.2

Consent of Independent Auditors

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3 No. 333-     ) and related Prospectus of Overture Services, Inc. for the registration of 4,274,670 shares of its common stock and to the incorporation by reference therein of our report dated January 30, 2003, with respect to the consolidated financial statements of Overture Services, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2002, filed with the Securities and Exchange Commission.

/s/ Ernst and Young LLP
Los Angeles, CA
May 12, 2003